Securities Act File No. 333-223161

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

☐   Pre-Effective Amendment No.     ☒   Post-Effective Amendment No. 1

(Check appropriate box or boxes)

DREYFUS PREMIER WORLDWIDE GROWTH FUND, INC.
(Exact Name of Registrant as Specified in its Charter)

Registrant's Telephone Number, including Area Code: (212) 922-6000

c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166
(Address of Principal Executive Offices)

Jeff Prusnofsky, Esq.
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166
(Name and Address of Agent for Service)

COPY TO:

David Stephens, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

Explanatory Note

This Post-Effective Amendment consists of the following:

1.	Facing Sheet of the Registration Statement.
2.	Part C to the Registration Statement (including signature page).
3.	Exhibit (12) to Item 16 to the Registration Statement.

This Post-Effective Amendment is being filed solely to file an opinion and consent of counsel as to tax matters in connection with the reorganization of Dreyfus Core Equity Fund, a series of The Dreyfus/Laurel Funds, Inc., with and into Dreyfus Worldwide Growth Fund, a series of the Registrant, as Exhibit (12) to Item 16 to this Registration Statement on Form N-14 (the "Registration Statement").

Parts A and B of Pre-Effective Amendment No. 1 to the Registration Statement filed with the Securities and Exchange Commission on March 22, 2018 are incorporated by reference herein.

DREYFUS PREMIER WORLDWIDE GROWTH FUND, inc.
PART C
OTHER INFORMATION

Item 15	Indemnification.

The response to this item is incorporated by reference to Item 30 of Part C of Post-Effective Amendment No. 48 to the Registrant's Registration Statement on Form N-1A (the "Registration Statement"), filed on February 28, 2018 (File No. 33-58282) ("Post-Effective Amendment No. 48").

Item 16	Exhibits.

(1)(a)	Registrant's Articles of Incorporation are incorporated by reference to Exhibit (1)(a) of Post-Effective Amendment No. 4 to the Registration Statement, filed on February 21, 1996.

(1)(b)	Articles Supplementary are incorporated by reference to Exhibit (a)(2) of Post-Effective Amendment No. 9 to the Registration Statement, filed on July 28, 1999.

(1)(c)	Form of Articles Supplementary is incorporated by reference to Exhibit (a)(2)(ii) of Post-Effective Amendment No. 32 to the Registration Statement, filed on June 20, 2013.

(1)(d)	Amendment to Articles of Incorporation is incorporated by reference to Exhibit (a)(3) of Post-Effective Amendment No. 22 to the Registration Statement, filed on February 26, 2009.

(1)(e)	Articles Supplementary are incorporated by reference to Exhibit (a)(4) of Post-Effective Amendment No. 44 to the Registration Statement, filed on March 24, 2017 ("Post-Effective Amendment No. 44").

(2)	Amended and Restated By-Laws are incorporated by reference to Exhibit (b)(2) of Post-Effective Amendment No. 28 to the Registration Statement, filed on February 28, 2012.

(3)	Not Applicable.

(4)	Agreement and Plan of Reorganization is incorporated by reference to Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-14 filed on February 22, 2018 (the "N-14 Registration Statement") (File No. 333-223161), filed on March 22, 2018 ("Pre-Effective Amendment No. 1").

(5)	Reference is made to Exhibits (1) and (2) hereof.

(6)(a)	Management Agreement is incorporated by reference to Exhibit (d)(1) of Post-Effective Amendment No. 48.

(6)(b)	Sub-Investment Advisory Agreement is incorporated by reference to Exhibit (d)(2) of Post-Effective Amendment No. 24 to the Registration Statement, filed on February 25, 2010.

(7)(1)	Amended and Restated Distribution Agreement is incorporated by reference to Exhibit (e)(1) of Post-Effective Amendment No. 25 to the Registration Statement, filed on February 25, 2011 ("Post-Effective Amendment No. 25").

(7)(2)	Form of Distribution Plan Agreement is incorporated by reference to Exhibit (6)(b) of Post-Effective Amendment No. 3 to the Registration Statement, filed on May 3, 1995.

(7)(3)	Form of Shareholder Services Plan Agreement is incorporated by reference to Exhibit (h)(1) of Post-Effective Amendment No. 48.

(7)(4)	Supplemental Sales Agreement is incorporated by reference to Exhibit (e)(4) of Post-Effective Amendment No. 19 to the Registration Statement, filed on February 27, 2007.

(7)(5)	Forms of Broker-Dealer Selling Agreement and Bank Selling Agreement is incorporated by reference to Exhibit (e)(3) of Post-Effective Amendment No. 48.

(7)(6)	Form of Service Agreement is incorporated by reference to Exhibit (e)(6) of Post-Effective Amendment No. 42 to the Registration Statement, filed on February 27, 2017.

(8)	Not Applicable.

(9)(a)	Custody Agreement with the Bank of New York Mellon is incorporated by reference to Exhibit (g) of Post-Effective Amendment No. 25.

(9)(b)	Amendment to Custody Agreement is incorporated by reference to Exhibit (g)(2) of Post-Effective Amendment No. 34 to the Registration Statement, filed on February 27, 2014.

(9)(c)	Second Amendment to Custody Agreement is incorporated by reference to Exhibit (g)(3) of Post-Effective Amendment No. 42 to the Registration Statement, filed on February 27, 2017.

(10)(a)	Distribution Plan is incorporated by reference to Exhibit (m) of Post-Effective Amendment No. 48.

(10)(b)	Rule 12b-1 Service Plan is incorporated by reference to Exhibit (m)(1) of Post-Effective Amendment No. 44.

(10)(c)	Rule 18f-3 Plan is incorporated by reference to Exhibit (m)(1) of Post-Effective Amendment No. 44.

(11)	Opinion and Consent of Registrant's counsel is incorporated by reference to Exhibit (11) of Pre-Effective Amendment No. 1.

(12)	Opinion and Consent of counsel regarding tax matters.*

(13)	Not Applicable.

(14)(a)	Consent of Ernst & Young LLP, the independent registered public accounting firm of the Registrant, is incorporated by reference to Exhibit (14)(a) of Pre-Effective Amendment No. 1.

(14)(b)	Consent of KPMG LLP, the independent registered public accounting firm of The Dreyfus/Laurel Funds, Inc., is incorporated by reference to Exhibit (14)(b) of Pre-Effective Amendment No. 1.

(15)	Not Applicable.

(16)	Power of Attorney is incorporated by reference to the Signature section of the N-14 Registration Statement.

*	Filed herewith.

Item 17.	Undertakings.

(1)	The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this Amendment to the Registration Statement has been signed on behalf of the Registrant, in the City of New York, and State of New York on the 9th day of January, 2019.

DREYFUS PREMIER WORLDWIDE GROWTH FUND, INC.

By:	/s/ Bradley J. Skapyak*
Bradley J. Skapyak, President

As required by the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Bradley J. Skapyak*	President (Principal Executive	January 9, 2019
Bradley J. Skapyak	Officer)

/s/ James Windels*	Treasurer (Principal Financial and	January 9, 2019
James Windels	Accounting Officer)

/s/ Joseph S. DiMartino*	Chairman of the Board	January 9, 2019
Joseph S. DiMartino

/s/ Francine J. Bovich*	Board Member	January 9, 2019
Francine J. Bovich

/s/ Peggy C. Davis*	Board Member	January 9, 2019
Peggy C. Davis

/s/ Diane Dunst*	Board Member	January 9, 2019
Diane Dunst

/s/ Nathan Leventhal*	Board Member	January 9, 2019
Nathan Leventhal

/s/ Robin A. Melvin*	Board Member	January 9, 2019
Robin A. Melvin

*BY:	/s/ Jeff Prusnofsky
Jeff Prusnofsky Attorney-in-Fact

Exhibit Index

(12)	Opinion and Consent of counsel regarding tax matters.